UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT



Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  April 3, 2003



                          NATHANIEL ENERGY CORPORATION
                          ----------------------------
             (Exact name of registrant as specified in its charter)

Delaware                              000-27783                84-1572525
--------                              ---------                ----------
(State or other jurisdiction of       Commission            (I.R.S. Employer
incorporation or Organization)           File              Identification No.)
                                        Number

4871 Mesa Drive, Castle Rock, Colorado                   80104
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(Address of principal executive offices)                 (Zip Code)

Issuer's telephone number, including area code:  (303) 688-9805



                       -----------------------------
                      (Former name or former address)


Item 2. Acquisition or Disposition of Assets.


     On April 3, 2003, Nathaniel Energy Oklahoma Holdings Corporation ("Holdings"), a newly formed, wholly owned subsidiary of Nathaniel Energy, purchased an 81.45 percent interest in Keyes Helium Co. LLC from Colorado Interstate Gas and El Paso Field Services, subsidiaries of El Paso Corporation. The balance of 18.55 percent interest in the Keyes Helium is owned by MCNIC Rodeo Gathering, Inc., a wholly owned subsidiary of Nathaniel. Nathaniel plans to merge MCNIC into Holdings and to roll Keyes Helium into Holdings. Concurrently, Holdings purchased other assets from Colorado Interstate.

     The assets purchased were a helium production plant, a gas processing and liquid chilling plant known as the Sturgis Gas Pressurization and Processing Plant and related compressors, all located at the Keyes Helium facility and approximately 130 miles of pipeline connecting over fifty gas producing wells. The purchase includes the 14.9 acre site of the facility and all the leases of right of way and the contracts with the well owners to purchase the gas.

     The helium plant extracts helium from the gas collected by the pipeline and sells the helium under contract to Air Products and Chemicals, Inc. The natural gas is sold to Colorado Interstate Gas. The petroleum liquids are sold to other companies.

     Nathaniel paid an aggregate purchase price of $9,947,215.12 in cash. The principles followed in determining the purchase prices were determined as follows:

-    for the helium plant, $2,000,000 plus the seller's actual book value.


-    for the seven compressors, the price set by the seller.


- for the gas processing, chilling plant and pipeline, the price negotiated with the seller.

     At the date of the purchase, there was no relationship between the seller and Nathaniel or any of its directors, officers or affiliates or any associate of any of them. The negotiations were arms' length.

     Richard Strain, a 18.55 percent stockholder of Nathaniel and the person who funded Nathaniel's purchase of MCNIC Rodeo, has loaned Nathaniel the funding for the purchase price. In addition, as part of the acquisition funding, Mr. Strain has refinanced his existing note for with Nathaniel, the proceeds of which were used to acquire MCNIC Rodeo and for improvements to the facilities. Nathaniel has executed two promissory notes in favor of Mr. Strain, as follows:

- $1,388,360 secured by all of the assets of the Sturgis Gas Processing Plant (Sturgis Compressor Station, Compressors and gather pipelines) . Nathaniel will pay principal and interest in quarterly amounts ranging between approximately $200,000 and $215,000. The annual interest rate is eight percent and the maturity is three years. Payments in excess of principal and accrued interest will be credited to Mr. Stain's other note, described below.

- $10,958,855 secured by the assets of the Helium Plant. Nathaniel will pay principal and interest in equal quarterly installments of $500,000 each. In addition, Nathaniel will pay Mr. Strain the difference between the scheduled principal and interest payments and eighty percent of the net profit earned on the acquired facilities. The annual interest rate is eight percent and the stated maturity is six years.

     In connection with the purchase, Holdings has entered into an operating agreement with Colorado Interstate Gas and Holdings to supply blended gas for a three year period at a price of $2.4 million, paid monthly. Holdings intends to apply these payments against its quarterly obligation on its note to Mr. Strain for $1,388,360.

     In addition, Holdings will issue forty-nine percent of its stock to Mr. Strain. This will leave Nathaniel with a fifty-one percent interest in Holdings.

ITEM 7. Financial Statements and Exhibits.

(a) Financial Statements.

Financial statements for the acquired operations will be filed by amendment not later than 60 days after the date that the initial report.

(b) Pro Forma Financial Statements.

Pro forma Financial statements for the acquired operations will be filed by amendment not later than 60 days after the date that the initial report.

(c) Exhibits.

10.1   Purchase and Sale Agreement with CIG Resources Company
10.2   Purchase and Sale Agreement (CIG Sturgis Assets)
10.3   $1,388,360 Promissory Note*
10.4   $10,958,855 Promissory Note*
10.5   Contract with Air Products and Chemicals, Inc., to be filed by amendment
10.6   Operational Agreement with Colorado Interstate Gas

*      Filed herewith



                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Nathaniel Energy Corporation
(Registrant)

By:  /s/  Stanley Abrams
     -----------------------------------------------------
     Stanley Abrams, President and Chief Executive Officer



Dated:  April 10, 2003